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                                                                  Exhibit (h)(8)
                          SUB-ADMINISTRATION AGREEMENT
                          ----------------------------

         AGREEMENT made this 15th day of September, 1999, between BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, and BANK OF OKLAHOMA, N.A., or its successors and assigns, (the "Sub-Administrator"), a national bank with its principal office at One Williams Center, Tulsa, OK 74103.

         WHEREAS, the Administrator has entered into an Administration Agreement, dated September 15, 1999 (the "Administration Agreement"), with the American Performance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, concerning the provision of management and administrative services for the investment portfolios of the Trust identified on Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the Administrator desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Services as Sub-Administrator. As provided herein, the Sub-Administrator will perform the following duties:

                  (i) assist the Administrator in the supervision of all aspects of the operations of the Funds except those performed by the distributor for the Funds under its Distribution Agreement, the transfer agent for the Funds under its Transfer Agency Agreement, the fund accountant under its Fund Accounting Agreement, and the investment adviser for the Funds under its Investment Advisory Agreement;

                  (ii) serve as on-site liaison between the Trust and its Tulsa, Oklahoma-based service providers;

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                  (iii)    furnish statistical and research data;

                  (iv) assist the Administrator in the preparation of compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

                  (v) assist the Administrator to the extent requested by the Administrator in the preparation, mailing, and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statements;

                  (vi) assist the Administrator in the preparation of Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents; and

                  (vii) provide Trustee Board meeting support, including the preparation of documents related thereto.

         2. Compensation. The Administrator shall pay the Sub-Administrator for the services provided under this Agreement a fee with respect to each Fund calculated at the annual rate of five one-hundredths of one percent (.05%) of such Fund's average daily net assets. The fee payable hereunder shall be calculated and paid on a monthly basis. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For the purpose of determining fees payable to the Sub-Administrator, the value of the net assets of a particular Fund shall be computed in the manner described in the Trust's Agreement and Declaration of Trust or in the prospectus or Statement of Additional Information respecting the Fund as from time to time in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Fund.

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         3. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

         4. Term. This Agreement shall continue in effect with respect to a Fund for such time as the Administration Agreement shall be in effect with respect to such Fund.

         5. Standard of Care; Reliance on Records and Instructions; Indemnification. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Administrator or the Trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Administrator agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to the Sub-Administrator by any person reasonably believed by the Sub-Administrator to be a duly authorized representative of the Administrator; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give the Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator. The Sub-Administrator agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to

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performance of services under this Agreement, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Administrator shall give the Sub-Administrator written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Administrator.

         6. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub- Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the Administrator, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         7. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Administrator and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of the Administrator and/or the Trust, turn over to the Administrator and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to the Administrator and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the

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Administrator and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         10. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the Administrator at the following address: 3435 Stelzer Road, Columbus, OH 43219, and to the Sub-Administrator at the following address: One Williams Center, Tulsa, OK 74103, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

         11. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         12. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

         13. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                   BISYS Fund Services Ohio, Inc.

                                   By:  /s/ Walter B. Grimm
                                        ---------------------------
                                   Title: SVP
                                          -------------------------
                                   Date: September 15, 1999


                                   Bank of Oklahoma, N.A.

                                   By:  /s/ Douglas K. Scott
                                        ---------------------------
                                   Title: V.P. & Product Manager
                                          -------------------------
                                   Date:  September 15, 1999

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                                   SCHEDULE A
                       TO THE SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                           AND BANK OF OKLAHOMA, N.A.
                            DATED SEPTEMBER 15, 1999

            NAME OF FUND
            ------------

American Performance U.S. Treasury Fund
American Performance Cash Management Fund
American Performance Bond Fund
American Performance Intermediate Bond Fund
American Performance Short-Term Income Fund
American Performance Intermediate Tax-Free Bond Fund
American Performance Equity Fund
American Performance Balanced Fund
American Performance Growth Equity Fund
American Performance Small Cap Equity Fund

                                   BISYS Fund Services Ohio, Inc.

                                   By:  /s/ Walter B. Grimm
                                        ---------------------------
                                   Title: SVP
                                          -------------------------
                                   Date: September 15, 1999


                                   Bank of Oklahoma, N.A.

                                   By:  /s/ Douglas K. Scott
                                        ---------------------------
                                   Title: V.P. & Product Manager
                                          -------------------------
                                   Date:  September 15, 1999